Exhibit 99.1

On October 21, 2021, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.1 billion today announced operating results for the quarter and nine month period ended September 30, 2021, unaudited.

For the quarter ended September 30, 2021, the Corporation reported net income of $4,092,000, or $1.25 basic earnings per share. This compares to the third quarter of 2020 net income of $5,250,000, or $1.61 basic earnings per share. The decrease in operating results for the third quarter of 2021 as compared to the same period in 2020 was primarily attributable to a decrease in non-interest income of $6,432,000 (57.7%), offset by an increase in net interest income of $1,505,000 (17.9%), a decrease in non-interest expenses of $404,000 (4.0%), a decrease in the provision for loan losses of $3,000,000 (100.0%), and a decrease in the provision for income taxes of $365,000 (30.2%).

Net income for the nine months ended September 30, 2021 totaled $10,863,000, or $3.31 basic earnings per share, compared to $12,006,000, or $3.67 basic earnings per share for the same period in 2020, a decrease of $1,143,000 (9.5%). The decrease in operating results for the nine month period ended September 30, 2021 as compared to the nine month period ended September 30, 2020 was primarily attributable to a decrease in non-interest income of $7,869,000, and an increase in non-interest expenses of $760,000, offset by increases in net interest income of $2,884,000, a decrease in the provision for loan losses of $4,150,000, and a decrease in the provision for income taxes of $452,000.

For the quarter ended September 30, 2021, non-interest income was $4,712,000, compared to $11,144,000 for the third quarter of 2020, a $6,432,000 decrease. The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans of $4,685,000 (55.2%) and a decrease in other non-interest income of $1,742,000. The significant decrease in gain on sale of loans was attributable to a decrease in loan activity by the residential mortgage operations. During the quarter ended September 30, 2021, there were 328 loans sold totaling $90.4 million, compared to 576 loans sold totaling $153.7 million during the same period of 2020. The decrease in other non-interest income was primarily related to a decrease in income from the Corporation’s loan hedging program of $2,029,000.

Non-interest income for the nine months ended September 30, 2021 totaled $14,230,000, compared to $22,099,000 for the same period in 2020, a decrease of $7,869,000 (35.6%). The decrease in non-interest income was primarily attributable to decreases in gain on sales of loans of $5,775,000 (33.9%), a decrease in gain on sales of securities of $295,000, and a decrease in other non-interest income of $1,799,000 (37.7%). The decrease in gain on sale of loans was attributable to a decrease in loan activity, coupled with a decrease in the net gain on sale earned. The net gain on sale, expressed as a percentage of loan balances sold, was 3.76% for the nine months ended September 30, 2021 compared to 4.72% for the same period of 2020.

For the quarter ended September 30, 2021, non-interest expenses were $9,680,000, compared to $10,084,000 for the comparable quarter of 2020, a $404,000 (4.0%) decrease.  The significant quarter-over-quarter decreases include salaries and benefits of $751,000 (12.2%) and loan fees of $158,000 (25.3%), offset by increases in equipment service expense of $146,000 (80.4%), data processing expense of $119,000 (25.4%), and miscellaneous losses of $126,000. The decrease in salaries and benefits is primarily related to a reduction in commissions paid based on loan activity by the residential mortgage operations.

Non-interest expenses for the nine months ended September 30, 2021 totaled $27,859,000, compared to $27,099,000 for the same period in 2020, an increase of $760,000 (2.8%). The increase in non-interest expenses was primarily attributable to increases in data processing expense of $367,000 (27.3%), equipment service expense of $350,000 (67.5%), depreciation expense of $180,000 (24.2%), advertising and promotional expense of $134,000 (8.9%), building maintenance projects of $111,000, and Ohio Financial Institutions Tax of $98,000, offset by decreases in salaries and benefits of $469,000 (2.9%) and loan fees of $135,000 (9.1%).

Total assets amounted to $1.1 billion at September 30, 2021, compared to $978.5 million at December 31, 2020, an increase of $91.7 million (9.4%). The increase in total assets was primarily the result of increases of $64.1 million (112.5%) in cash and cash equivalents, and $75.6 million (38.9%) in securities available-for-sale, offset by a $44.5 million (7.1%) decrease in net loans. Deposits during this same period increased $89.4 million (10.7%).

Shareholders’ equity increased from $111.6 million at December 31, 2020 to $116.1 million at September 30, 2021. This increase was primarily the result of net income during the nine month period ended September 30, 2021 of $10,863,000, offset by a decrease in unrealized securities gains, net of tax of $4,254,000 and dividends paid of $1,739,000. The decrease in unrealized securities gains during the nine month period ended September 30, 2021 was attributable to increasing long term treasury yields.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Paulding, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2020 Form 10-K.